Exhibit 10.3

PRIVATE LABEL MANUFACTURING AND SUPPLY AGREEMENT

      THIS PRIVATE LABEL MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") is made as of this 29th day of March 2014 (the "Effective Date"), by and between Velara Global., a corporation organized under the laws of Nevada and having its principal place of business at 4921 Birch Street Suite 110 Newport Beach California 92660, ("Velara"), and Global Holding International, a Nevada corporation having its principal place of business at 4921 Birch Street Suite 110 Newport Beach California 92660, ("Purchaser").

BACKGROUND

Velara Global is a supplier of proprietary products including a handheld water pitcher system called Hydra Pitcher that filters, purifies, alkalizes, mineralizes, ionizes and creates micro-clustered water with high anti-oxidant properties and Purchaser wishes to purchase Velara’s product to sell to home owners. Velara agrees to sell to Purchaser, and Purchaser agrees to purchase, the products described below, subject to the terms and conditions contained in this Agreement, for distribution by Purchaser under its own trade name.

AGREEMENT

      Velara and Purchaser agree as follows:

      1. Purchase and Sale Obligations.

            1.1 General. Velara hereby appoints Purchaser as Velara's reseller of the products specified on Schedule A (Products) attached to this Agreement and incorporated herein by this reference (the "Products"). Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase, and Velara agrees to sell the Products.

            1.2 Minimum Purchase Commitment and Exclusivity. Purchaser agrees to order from Velara for delivery during each Contract Year during the term of this Agreement, the minimum number of Products, per Contract Year, as is specified on Schedule B attached hereto and incorporated herein (the "Minimum Purchase Commitment"). Contract Year shall mean each twelve (12)-month period commencing with the date Products are first available for shipment to Purchaser. Velara agrees, subject to Purchaser's strict compliance with the terms and conditions of this Agreement including, without limitation, Purchaser's compliance with the Minimum Purchase Commitment that it will not, directly or indirectly, knowingly sell products with the private label name of the Products in competition with the Products. The failure to meet the Minimum Purchase Commitment shall not constitute an Event of Default as defined in Section 14.2 (Termination Upon Event of Default) of this Agreement unless and/or until the amount Purchaser orders for delivery during any Contract Year falls below seventy-five percent (75%) of the then applicable Minimum Purchase Commitment. Velara agrees to disclose to Purchaser any inquiries, sales leads or information it receives from potential purchasers of Products in territories set forth in Section 1.1 (General).

            1.3 Governmental Rules and Regulations. Velara's obligation to ship orders to Purchaser under this Agreement shall be subject to Velara's right and ability to make such sales and obtain required licenses and permits, under all applicable decrees, statutes, rules and regulations of a government and/or agency with competent jurisdiction presently in effect or which may be in effect hereafter.

 2. Orders, Payment and Delivery.

            2.1 Orders. Purchaser shall order Products from Velara under this Agreement by submitting to Velara a written purchase order specifying the Products, quantities and requested delivery dates required to enable Velara to fill the order. Each purchase order submitted to Velara is subject to acceptance by Velara at its offices to which such order was submitted. Velara shall have no liability to Purchaser with respect to orders which are not accepted by Velara; provided, however, that Velara will not unreasonably reject any orders for Products which do not require any modifications or additions, other than the modifications of Velara's products specified in Section 3.1 (Customization for the Hydra Pitcher Market) hereto. Subject to the foregoing, Velara may reject, in its sole discretion, any order for customized Products. In the event Velara has not given Purchaser notice of acceptance or rejection of a purchase order within ten (10) business days of receipt thereof, such order shall be deemed accepted. The purpose of the purchase order to be issued under this Agreement is for specifying the Products, quantities and requested delivery dates only; no terms and conditions of Purchaser's purchase orders, Velara's order acknowledgment or any other document or instrument of Purchaser or Velara shall be binding upon the other party or amend or modify this Agreement in any manner.

            2.2 Prices. The purchase price for Products sold under this Agreement shall be determined in accordance with Schedule A (Products) hereto from the date hereof until the end of the first Contract Year. After the first Contract Year, Velara may modify the prices for Products, upon notice to the Purchaser; provided such prices do not increase more than five percent (5%) in any one Contract Year, unless justified by cost increases incurred by Velara from third-party suppliers. Velara agrees to provide Purchaser with thirty (30) days prior written notice of any price change and Velara agrees to honor the price in effect prior to any notice with respect to orders (i) placed prior to the price change effective date and (ii) not modified or canceled by Purchaser. All sales are F.O.B. 4921 Birch Street Suite 110 Newport Beach California 92660. Purchaser agrees to separately pay all expenses incurred by Velara in the shipment and delivery of ordered Products, including without limitation freight charges, import duties and insurance premiums. Purchaser shall determine, in its sole discretion, the price at which Purchaser resells Products to Purchaser's customers.

            2.3 Shipment and Delivery. Shipments will be made from Velara’s wharehouse at 4921 Birch Street Suite 110 Newport Beach California 92660 to the end users location as designated by Purchaser in advance of each shipment. Shipments will be made as requested by Purchaser’s carrier. In the event Purchaser requests express delivery or shipment by air instead of by truck or by courier service, Purchaser agrees to pay all additional expenses required by such request.  Velara will use commercially reasonable efforts to meet Purchaser's requested delivery schedules for Products. For Velara's first purchase order, the latest shipment date shall be 90 days after receipt of purchase order, unless delayed by governmental registration restrictions. In any other event, Velara agrees to ship the ordered quantity of Products within thirty (30) days after receipt of the applicable purchase order, unless the quantity of Products ordered in such purchase order exceeds the number of products forecasted (pursuant to Section 2.6 (Forecasts)) by twenty-five percent (25%) or greater, in which case, Velara agrees to ship those Products ordered in excess of the forecast within ninety (90) days after receipt of such purchase order.  Should orders for Products exceed Velara's available inventory, Velara will allocate its available inventory and make deliveries on such basis as Velara deems equitable, as agreed to by both parties. Unless otherwise specified in Purchaser's purchase order, Velara shall be authorized to make deliveries in installments. Purchaser shall make any claims for shortage or damage of Products with the common carrier promptly upon receipt of the order and provide Velara with written notice of such a claim. Except in the case of negligence on the part of Velara or Velara's failure to package Products as set forth below, Velara will not have responsibility for Products damaged in shipment and Purchaser must handle all claims for damage with the carrier. As between Velara and Purchaser, Products shall be deemed accepted by Purchaser unless, within thirty (30) days of delivery of the Products, Purchaser affirmatively rejects the Products, by written notice detailing the reasons for rejections.  The parties acknowledge that they may mutually agree in writing in the future that the foregoing period of time be reduced. Such reasons for rejection may be non-conformance of the Products to the technical specifications described on Schedule A (Products), damage in connection with bodily injury and property damage arising out of any defect in the Products made intentionally, unintentionally or negligently by Velara during manufacturing and packaging, and the breach of any material provision of this agreement by Velara. If no such notice of rejection is received, Purchaser shall be deemed to have accepted delivery provided; however, the acceptance of delivery shall in no way diminish or affect the product warranty given by Velara in Section 6 (Warranty and Repairs). If Purchaser rejects a shipment, Purchaser shall promptly return a sample of the defective Product to Velara in accordance with Velara's instructions, to enable Velara to, within thirty (30) days, inspect and determine whether the Product is defective; provided that Purchaser shall retain the rest of the Products pending such determination. It is Purchaser's responsibility to properly store and handle all Products pending inspection and/or return. If rejection was timely effected and Velara determines the Products to be defective, Velara agrees to repair or replace the Products or cancel an unpaid invoice or refund the amounts paid with respect to such defective Product which is returned to Velara, at Velara's option.

      Unless Purchaser requests otherwise, all Products ordered by Purchaser shall be packed for shipment and storage in accordance with Schedule A (Products). It is Purchaser's obligation to notify Velara of any special packaging requirements (which shall be at Purchaser's expense).

            2.4 Payment. Purchaser agrees to pay amounts invoiced by Velara for Products without offset or deduction for any reason whatsoever except as otherwise provided in Section 2.3 (Shipment and Delivery), payment terms shall be 1/3 upon order placement and 2/3 upon delivery. If Purchaser fails to pay any amount when due, Purchaser agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, incurred by Velara in collecting such overdue amounts, together with interest on such unpaid amount at the lesser of one and one-half percent (1-1/2%) per month or the greatest amount permitted by applicable law. Velara reserves the right at any time after Purchaser fails to make any payment within sixty (60) days after the due date, to require payment for all Products delivered hereunder to be made by irrevocable letter of credit. If Velara elects to have payment made by letter of credit, Purchaser shall select the issuing bank, which must be acceptable to Velara. Any such letter of credit shall be governed by Uniform Customs and Practice for Documentary Credits (UPC) 500.

            2.5 Title and Risk of Loss. Title to and risk of loss of the Products shall pass to Purchaser upon the earlier of delivery of the Products to Purchaser or to a carrier at Velara's point of shipment.

            2.6 Forecasts. Purchaser shall submit a rolling twelve (12)-month sales forecast to Velara every twelve (12) months on the first day of the calendar month first following the Effective Date of this Agreement. Such sales forecast shall include expected sales quantities per month, order dates, shipping dates and Product requirements. If the most recent forecast becomes materially inaccurate at any time, Purchaser shall promptly provide Velara with updated information.  The Purchaser shall issue a purchase order and purchase the Products included in the first three (3) months of each forecast, in accordance with the provisions of Section 2.1 (Orders).

      3. Substitutions and Modifications; Discontinued Products; Quality Assurance.

            3.1 Customization for the hand held water filter system (Hydra Pitcher). Velara agrees to modify Velara's product in accordance with the technical specifications set forth on Schedule A (Products).
Technical specifications of Velara's products and their modifications according to Purchaser's requirements for the Products are set forth on Schedule D.

            3.2 Product Changes. Except with respect to Products ordered pursuant to a purchase order which has been accepted by Velara as described in Section 2.1 (Orders) Velara shall have the right, at any time and from time to time, to make substitutions and modifications to the

Product (substitution of raw ingredients allowable by applicable governmental agencies); provided, however, that Velara agrees to consider that Purchaser's use of the Products is in home owners use of the hand held water filter systemt in making any such substitutions or modifications. In the event that any proposed substitution or modification affects, in Velara's reasonable judgment, the form, fit or function of a Product, Velara shall give Purchaser written notice of such proposed substitution or modification at least thirty (30) days prior to its taking effect and Purchaser shall have the right, during such thirty (30)-day period, to order Products without such substitution or modification for delivery within fifteen (15) days after the expiration of such thirty (30)-day period.  Any changes that affect the Product performance, operation or documentation shall be provided to the Purchaser in writing with no less than ninety (90) days notice. Purchaser shall have the right, at any time and from time to time to request substitution and/or modification to the Products. In the event of such request Velara agrees to review and consider the requested modifications and notify Purchaser whether it is feasible and/or practical to make the modifications requested. In the event Velara notifies Purchaser the modifications are feasible and practical, it will also notify Purchaser of the estimated modification costs and estimated time for manufacturing the modified Product.

            3.3 Discontinued Products. Velara agrees to notify Purchaser in writing not less than six (6) months in advance of the discontinuance of any Product. In the event Velara is unable to manufacture the Products for Purchaser (due to bankruptcy, fire, or other event of force majeure), then Purchaser will have the right to manufacture the Products (or have the Products manufactured for Purchaser), and, in exchange, pay a reasonable royalty or license fee for such right.

The conditions for the transfer of know-how related to such manufacture shall be agreed upon separately in good faith by the parties.

            3.5 Quality Assurance. The Product shall be manufactured in accordance with industry standards. Purchaser shall be permitted to inspect facilities in which the Products are developed and produced upon reasonable advance written notice to Velara, during business hours at times reasonably convenient to both parties; provided, however, that Purchaser acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to Section 4 (Confidentiality) of this Agreement. Velara shall be permitted to inspect Purchaser's storage and handling procedures of the Product upon reasonable advance written notice to Purchaser during business hours at times reasonably convenient to both parties; provided, however, that Velara acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to Section 4 (Confidentiality) of this Agreement.

      4. Confidentiality. Velara and Purchaser agree that certain information supplied by each to the other during the term of this Agreement, including, without limitation, the Product, the documentation and the intellectual property and technology underlying the Products, the information for customization pursuant to Section 3.1 (Customization for the hand held water filter system Hydro Pitcher) and information contained on purchase orders or regarding Purchaser's ordering or delivery patterns is proprietary, secret, confidential or non-public. All such information shall be held in confidence by the receiving party, shall be used only for the purposes of this Agreement and shall not be disclosed to any person other than an employee with a need to know the information in order to fulfill the obligations of the receiving party hereunder. Information shall not be subject to the provisions of this Section 4 (Confidentiality) if shown by recipient's records to be: (i) in the public domain at the time of disclosure or thereafter through no fault of the recipient; (ii) known to the receiving party at the time of disclosure; (iii) disclosed to the receiving party without an obligation of confidentiality by a third party with the legal right to make such free disclosure; or (iv) developed independently by the receiving party by personnel without access to or knowledge of the information disclosed. The receiving party may disclose information to the extent requested or required by a governmental or judicial entity, provided such disclosure is limited to the fullest extent permitted by applicable law.

      All documentation with respect to the Products (except information contained in or for use in manuals, promotional materials or educational materials to be provided to Purchaser's customers), are furnished solely for Purchaser's internal use. Purchaser may make copies of such documentation to satisfy its internal requirements, provided that all such copies include appropriate copyright and proprietary information notices. No other copies or use of such documentation, or any portion thereof, shall be made without the prior written approval of Velara.  From time to time, Purchaser shall provide Velara with feedback, comments or suggestions regarding the Products (collectively, "Feedback"). Feedback, if any, will be the property of the Velara and may be freely used by Velara in Velara's business. Feedback specifically excludes any proprietary or Confidential Information of Purchaser.

      Upon termination of this Agreement, Purchaser shall return or, at Velara's request, destroy all confidential, proprietary or secret information of Velara in Purchaser's possession. The obligations of the parties pursuant to this Section 4 (Confidentiality) shall survive the expiration or earlier termination of this Agreement for a period of five (5) years.

      5. Product Trademarks and Copyrights.

            5.1 Trademark Usage. Purchaser agrees that the Products purchased and/or licensed hereunder shall be sold or leased by Purchaser only under the trademarks, trade names or logos (collectively the "Purchaser Marks") of Purchaser.

            5.2 Notices. Purchaser shall not alter or remove any copyright, trademark, trade secret, proprietary and/or other legal notices of Velara or third parties contained on or in the Products. The existence of any such copyright notice shall not be construed as an admission, or be deemed to create a presumption, that any publication of such Products has occurred.

            5.3 Logos. Velara shall label all Products with Product Labels, as may be specified by Purchaser. Purchaser shall provide Velara with camera-ready artwork necessary for the labeling of the Products, which shall include, without limitation: Purchaser Marks, Product serial numbers, UPC codes, and such additional information as may be specified by Purchaser. Purchaser shall be responsible for the costs of such labeling. Purchaser shall be responsible for the costs of registration.

            5.4 Trademark License. Purchaser hereby grants to Velara an exclusive, transferable right to use the Purchaser Marks solely on the Products ordered by Purchaser hereunder and associated packaging. Velara agrees to the following:

                  (a) to comply with Purchaser's guidelines and instructions regarding use of the Purchaser Marks as communicated to Velara from time to time;

                  (b) in the event Purchaser notifies Velara that such use is not in conformance with Purchaser's guidelines and instructions, to promptly bring such use into conformance;

                  (c) to ensure that all use of the Purchaser Marks will not reflect adversely upon the good name or good will of Purchaser and that all Products in connection with which the Purchaser Marks are used are of high standard and workmanship and of such nature, style, appearance and quality as shall be adequate and suited to the protection of the Purchaser Marks and the goodwill associated therewith;

                  (d) not to use the Purchaser Marks (or any part thereof) as part of, or in combination with, any other names or trademarks without Purchaser's prior written approval;

                  (e) not to register (or aid any third party in registering) the Purchaser Marks (or confusingly similar mark) or take any action inconsistent with Purchaser's ownership of the Purchaser Marks in any jurisdiction; and

                  (f) that all usage of the Purchaser Marks will be on behalf of, and inure to the benefit of, Purchaser.

      6. Warranty.

            6.1 Warranty. Velara warrants that the Products manufactured and sold by it will be free from defects in material and workmanship, and will substantially conform to the technical specifications described in Schedule A (Products), in normal use and service for a period and under the terms set forth in Schedule C (Warranty Terms), annexed hereto and made a part hereof. The warranty set forth in this Section 6.1 (Warranty) shall be void to the extent of (i) any modification of a Product by any person or entity other than Velara, (ii) misuse or abuse of a Product or documentation by Purchaser or Purchaser's customers or end users, (iii) negligence or wrongdoing of Purchaser or Purchaser's customers or end users, (iv) accident, disaster or event of force majeure, (v) use of a Product or documentation in any manner inconsistent with this Agreement, (vi) improper storage of a Product, (vii) use of a Product in combination with products, equipment or software not supplied by Velara or by Purchaser or (viii) use of a Product in combination with products supplied by Purchaser without Velara's technical approval. Purchaser shall pay Velara for services performed by Velara not covered by this Section 6.1 (Warranty) at Velara's then current time and materials rates.

            6.2 Disclaimer. Except for the warranty set forth in this Section 6 (Warranty) and Section 11 (Representations and Warranties), Velara disclaims all warranties, whether express or implied, oral or written, with respect to the Products, including without limitation, all implied warranties of merchantability or fitness for any particular purpose. Laws from time to time in force in certain jurisdictions may imply warranties that cannot be excluded or can only be excluded to a limited extent, and this Agreement shall be read and construed subject to any such statutory provisions. Purchaser shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted in this Section 6 (Warranty). Velara is not responsible for (i) damages caused by Purchaser's failure to perform Purchaser's responsibilities or (ii) damages due to deterioration during periods of storage by Purchaser longer than those periods set forth in the Product documentation.

      7. Consequential Damages Waiver; Limitation of Liability. EXCEPT FOR LIABILITY ARISING UNDER SECTION 4 (CONFIDENTIALITY) AND A PARTY'S OBLIGATIONS UNDER SECTION 12 (INDEMNITIES) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF THE SAME.

      8. Velara's Support Obligations.

            8.1 Training. Velara agrees to provide to Purchaser product and technical training for Purchaser personnel at Velara's production facility in Newport Beach California. For product training and technical training, Velara will provide the training facility, training materials and training personnel. Purchaser shall be responsible for the travel, hotel, and other living expenses of its personnel being trained.

            8.2 Marketing and Promotional Materials. Velara shall provide technical consultation to Purchaser for Purchaser's development of its own internal promotional and educational materials. Purchaser shall be solely responsible for the costs of developing promotional and educational materials for Purchaser's customers and end users.

      9. Product Recalls. Velara shall be responsible for all Product recalls. Velara agrees to take any and all actions, at its sole cost and expense, which are reasonably necessary and appropriate to effectuate a Product corrective action, including, without limitation, a Product recall, provided, however that Purchaser agrees to cooperate with Velara in such action, including, without limitation contacting customers and assisting in the transfer of Products, as directed by Velara, if necessary. Velara agrees to respond within a reasonable period to any question or request for information received by Purchaser from its customers pertaining to the production of Product. Each party agrees to provide to the other party all necessary information in its possession arising out of a recall or corrective action program or similar program, including a Velara quality assurance program. Upon thirty (30) business days written notice, each party shall, at a time and place mutually agreeable to the parties, have the right to audit and inspect the other's facilities and/or records relating to such party's obligations under this Agreement and with respect to the Products. All information that the inspecting party obtains in the course of such inspection or audit shall be treated as "Confidential Information," in accordance with Section 4 (Confidentiality) of this Agreement.

      10. This section left blank intentionally.

      11. Representation and Warranties. Each party hereby represents and warrants to the other party as of the Effective Date as follows:

            11.1 Authorization. Such party (i) has the corporate power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.

            11.2 Absence of Litigation. Velara is not aware of any pending or threatened litigation (and has not received any communication) which alleges that the Products infringe upon any intellectual property rights of a third party.

            11.3 Left blank intentionally

            11.4 Intellectual Property. To the best of Velara's knowledge, Velara has sufficient legal and/or beneficial title and ownership under Velara's intellectual property rights or sufficient license rights necessary for Velara to fulfill Velara's obligations under this Agreement and that
Velara is not aware of any communication alleging that Velara has infringed the intellectual property rights of any third party.

      12. Indemnities.

            12.1 By Velara. Velara shall indemnify, defend and hold Purchaser harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising out of any claim (a) that the Products supplied hereunder infringe any patent or valid copyright of a third party; or (b) the Products supplied hereunder have caused bodily injury or property damage provided that (i) Purchaser shall have promptly provided Velara written notice of such claim and reasonable cooperation, information and assistance in connection therewith and (ii) Velara shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Product delivered hereunder become or, in Velara's opinion be likely to become, the subject of such a claim under subsection (a), above, Velara may, at its option, either procure for Purchaser the right to continue purchasing and using such Products, or replace or modify such Products so that they become non-infringing. In the event neither of these options is practicable, Velara may accept the return of the infringing or potentially infringing Products, in exchange for a refund of the purchase price therefor, amortized over a period of three (3) years. In any such event, Velara may withhold further shipments of infringing or potentially infringing Products.

      Velara shall have no liability or obligation to Purchaser hereunder with respect to any infringement or claim thereof based upon (i) compliance with designs, plans or specifications of Purchaser, (ii) use of the Products by Purchaser in combination with devices or products not purchased hereunder where the Products would not themselves be infringing, (iii) use of Products by Purchaser in an application or environment for which such Products were not designed or contemplated as specified in Schedule A (Products), (iv) modifications of the Products by anyone other than Velara where such modifications directly are the cause of the infringement. The foregoing states the entire liability of Velara with respect to infringement of intellectual property rights by the Products.

            12.2 By Purchaser. Purchaser shall indemnify, defend and hold Velara harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising from any representations or warranties made by Purchaser to customers or end users which (a) exceed the scope of the representations or warranties made by Velara to Purchaser pursuant to Sections 6 (Warranty and Repairs) and 11 (Representations and Warranties) of this Agreement; or (b) contradict the documentation and/or information made available to Purchaser by Velara regarding specifications, performance and intended use of the Products, provided that (i) Velara shall have promptly provided Purchaser written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) Purchaser shall have sole control and authority with respect to the defense, settlement or compromise thereof.

      13. Compliance with Laws. Purchaser shall comply with all laws, rules, regulations, governmental requirements and industry standards applicable to the purchase, sale, leasing, licensing, marketing, demonstration, installation, servicing, repair or use of the Products supplied to Purchaser hereunder, including, without limitation those relating to the maintenance and availability of records. Without in any way limiting the foregoing, Purchaser shall not export any Product documentation or technical data relating thereto to any jurisdiction without first obtaining all necessary export permits and clearances, and in no event shall Purchaser export any Product in violation of any applicable law or regulation, whether foreign or domestic.

      14. Term and Termination.

            14.1 Term. Unless earlier terminated pursuant to this Section 14 (Term and Termination) or renewed for fifteen (15)-years terms by written agreement of the parties hereto, this Agreement shall terminate fifteen (15) years from the Effective Date.

            14.2 Termination Upon Event of Default. Upon the occurrence of an Event of Default (as defined below), the non-defaulting party, in its sole discretion, shall have the right to terminate this Agreement, in addition to any other remedy or remedies which may be available to it under this Agreement, at law or in equity. In addition, upon the occurrence of an Event of Default by Purchaser, Velara shall have the right to cancel any or all unfilled orders for Products submitted by Purchaser.

      The following events shall be deemed "Events of Default" with respect to the party engage in such activity:

                  (a) Either party breaches its obligations under Section 4 (Confidentiality) or;

                  (b) Either party fails to perform any of its covenants, obligations or responsibilities under this Agreement which failure remains uncured for thirty (30) days after notice thereof from the non-defaulting party; provided that the non-defaulting party delivers written notice to the defaulting party within ninety (90) days of the alleged default;

                  (c) The dissolution, termination of existence, liquidation, insolvency or business failure of either party, or the appointment of a custodian or receiver for either party or any part of its property if such appointment is not terminated or dismissed within sixty (60) days;

                  (d) The institution by either party of any proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by either party of a composition or any assignment or trust mortgage for the benefit of creditors; and

                  (e) The institution against either party of a proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing.

            14.3 Termination for Convenience. Either party may terminate this Agreement upon twelve (12) months prior notice to the other.

            14.4 Duties Upon Termination. Upon the termination of this Agreement for any reason whatsoever:

                  (a) Purchaser shall pay to Velara in full within thirty (30) days of such termination, all amounts owed to Velara. Velara shall be entitled to set off and deduct from any money due Purchaser under this Agreement, any and all amounts due Velara from Purchaser; and

                  (b) Purchaser shall promptly return to Velara any and all Velara-owned Products or other equipment, materials, documentation or data in the possession of Purchaser for whatever reason or purpose, such Products, equipment, materials, documentation and data to be in the same condition as when delivered to Purchaser, reasonable use, wear and tear excepted; and

                  (c) Velara shall promptly return to Purchaser any and all Purchaser-owned equipment, materials, documentation or data in the possession of Velara for whatever reason or purpose, such equipment, materials, documentation and data to be in the same condition as when delivered to Velara, reasonable use, wear and tear excepted.

            14.5 Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the following provisions shall survive expiration or earlier termination of this Agreement: 4 (Confidentiality), 6 (Warranty and Repairs), 7 (Consequential Damages Waiver; Limitation of Liability), 8.3 (Post-Warranty Service), 9 (Product Recalls), 12 (Indemnities), 14.4 (Duties Upon Termination), and 15 (Miscellaneous).

      15. Miscellaneous.

            15.1 Force Majeure. Velara shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of Purchaser, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation, delays in delivery by Velara Velaras or any other cause beyond the reasonable control of Velara. Upon such occurrence, Velara shall immediately notify Purchaser as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Velara uses commercially reasonable efforts to mitigate any damages incurred by the Purchaser. Products on which delivery is delayed due to any cause within Purchaser's control may be placed in storage by Velara for Purchaser's account and at Purchaser's risk. Purchaser shall be liable for all costs and expenses incurred by Velara in storing Products for Purchaser.

            15.2 Assignment and Corporate Reorganization. Neither this Agreement nor any rights granted hereby may be assigned by either party voluntarily or by operation of law without the other party's prior written consent (which will not be unreasonably withheld) and any such attempted assignment shall be null and void. For purposes of this Agreement, "assignment" shall be deemed to include the transfer of all or substantially all of the assets of, or a majority interest in the voting stock of, either party, or the merger of either party with one or more entities. This Agreement shall inure to the benefit of and be binding upon any successor or assign of either party.

            15.3 Equitable Relief. Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the Agreement.

            15.4 Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without reference to the conflict of laws provisions thereof.

            15.5 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venture’s or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

            15.6 Registration. In the event that this Agreement is required to be registered with any governmental authority, Purchaser shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

            15.7 Entire Agreement. This Agreement constitutes the entire agreement between Velara and Purchaser and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by Purchaser or Velara or any of Purchaser's customers in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on either party and shall not be deemed to amend or modify this Agreement. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

            15.8 Waivers. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion. A waiver must be in writing, executed by the party against which enforcement is sought, in order to be enforceable.

            15.9 Notices. Whenever, by the terms of this Agreement, notice, demand or other communication shall or may be given to either party, the same shall be in writing and shall be addressed to the other party at its address first set forth above, or to such other address or addresses as shall from time to time be designated by written notice by either party to the other in accordance with this Section 15.9 (Notices). All notices shall be sent by registered or certified mail, return receipt requested, by delivery or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the tenth business day following the mailing thereof, or (ii) if sent by courier or if delivered, the date of its receipt (or, if such day is not a business day, the next succeeding business day).

            15.10 Section Heading. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

            15.11 Rights and Remedies. All rights and remedies of either party hereunder shall be cumulative and may be exercised singularly or concurrently. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

            15.12 Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement, unless removal of the invalidated provision renders another provision impossible to perform or inconsistent with the intent of the parties.

            15.13 Modifications, Amendments. Modifications and amendments to this Agreement must be in writing, executed by the party against which enforcement thereof is sought.

            15.14 No Rights by Implication. No rights or licenses with respect to the Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

      IN WITNESS WHEREOF, Velara and Purchaser hereby have duly executed this Agreement under seal as of the day and year first above written.

PURCHASER		Global Holding International
By:
	Name:	Bernard Sjauta
	Title:	President of Global Holding International
	Date:	March 29, 2014

VELARA		Velara Global
By:
	Name:	Grace Hung
	Title:	President, of Velara Global
	Date:	March 29, 2014

SCHEDULE A

PRODUCTS

PRODUCT	PRODUCT CODE	one Gallon
Hydra Pitcher	Hand Held

SCHEDULE B

                          MINIMUM PURCHASE COMMITMENTS

Year one of contract following availability of product for shipment to purchaser.

Product
Minimum Order (Gallons)

_for all products listed on____
____none____________

_ SCHEDULE A ___________
____________________

________________________
____________________

________________________
____________________

Second Contract Year

__ for all products listed on __
_____none___________

___ SCHEDULE A _________
____________________

________________________
____________________

________________________
____________________

Third through Fifteenth Contract Years

_ for all products listed on ___
__none______________

___ SCHEDULE A _________
____________________

________________________
____________________

________________________
____________________

2.    Minimum Order Quantity                     units/order

TBD based on packaging requirements of purchaser.

SCHEDULE C

 WARRANTY TERMS

Velara's warranty for the Products extends for:

twelve  months  (12)  from  the  date  the  product  is  shipped  to Purchaser.

The warranty gives Purchaser the right to have the defective product replaced free of charge (labor, traveling expenses and other costs related with the repair not included).

Velara reserves the right to inspect the defective Product or Products on its return in order to determine the origin of the fault, and if the defect is found not to be covered by the warranty,

SCHEDULE D

Technical Specification of Products  -  N/A